UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2013

(Exact Name of Registrant as Specified in Charter)

Michigan	1-16577	38-3150651
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of Principal Executive Offices)	(Zip Code)
(248) 312-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on March 1, 2013, Flagstar Bank, FSB (the "Bank"), a subsidiary of Flagstar Bancorp Inc., and Steven J. Issa, the Bank’s former Executive Vice-President and Managing Director, Commercial Banking, entered into a retention agreement (the "Issa Agreement"). The Issa Agreement provided that payments thereunder were subject to compliance with applicable legal requirements, including Section 18(k) of the Federal Deposit Insurance Act, as codified in Federal Deposit Insurance Corporation ("FDIC") regulation 12 C.F.R. Part 359 (the "Golden Parachute Restrictions"). Last month, the Bank was advised that the Office of the Comptroller of the Currency ("OCC") had determined that the payments under the Issa Agreement were subject to the Golden Parachute Restrictions and therefore required regulatory approval.

Effective October 3, 2013, the Bank and Mr. Issa amended the Issa Agreement. The parties agreed the Bank was not obligated to contest the OCC’s determination that the payments contemplated by the Issa Agreement were subject to the Golden Parachute Restrictions, but rather to seek approval of the OCC and written concurrence of the FDIC of Mr. Issa’s right to retain the payments already made by the Bank. Under the amended Issa Agreement, Mr. Issa waived rights to unpaid retention amounts of approximately $384,500, and acknowledged that he must repay any amounts previously received in the event that the regulators decline the Bank’s request for approval. The amendment to the Issa Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

10.1    Letter Agreement between Flagstar Bank, FSB and Steven J. Issa, dated October 3, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTAR BANCORP, INC.

Dated: October 9, 2013	By:	/s/ Paul D. Borja
Paul D. Borja
Executive Vice-President and Chief Financial Officer

Exhibit Index

Exhibit No.         Description

10.1	Letter Agreement between Flagstar Bank, FSB and Steven J. Issa dated October 3, 2013